EXHIBIT (10-3)

The Procter & Gamble Executive Group Life Insurance Policy

1997 Policy
MEMORANDUM OF UNDERSTANDING
This memorandum dated as of December 30, 1997, reflects the understanding and agreement between The Procter & Gamble Company as policyholder (“Policyholder/P&G”) of a Flexible Premium Group Variable Life Insurance Policy (the “Policy”) and Metropolitan Life Insurance Company (“Carrier/Metropolitan”).
Policyholder and Carrier understand and agree that the following is in no way inconsistent with the Policy:
Qualification of the Policy as Life Insurance (IRC Sections 7702 and 101)
Assuming insurable interest by the Policyholder, Carrier will administer the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code (the “IRC”), to have a bona fide element of risk, and to provide death benefits under the Policy that will be excludible from taxable income to the extent provided under IRC section 101(a). On or before the date of this memorandum, Carrier has provided an opinion from outside counsel addressed to Policyholder that the Policy complies with the requirements of section 7702.
Qualification of the Policy as a Variable Contract
Subject to the conditions stated below, Carrier will administer the Policy to (a) be a “variable contract” within the meaning of Section 817(d) of the Internal Revenue Code and (b) be based on one or more segregated asset accounts, the assets of which are owned by Carrier and are adequately diversified, as required by Internal Revenue Code Section 817(h).
Policyholder may determine the percentage of premium payments and/or policy cash value that is allocated to a specific separate account and will have the right to reallocate amounts among the separate accounts as provided in the Policy. The Policyholder shall not have the right to manage the assets of the separate accounts or to direct the purchase or sale of specific investment assets and will not communicate directly or in any manner with respect to these separate accounts with any of the managers or sub investment managers of the separate accounts.
Metropolitan will be the investment manager for any Separate Accounts under this Policy. Separate Accounts may have sub-investment managers chosen by Metropolitan.
The Policy will state that the assets held in each Separate Account will be maintained solely for the liabilities of the participants in that Separate Account. The Carrier will make provision that the income, gains and losses of each Separate Account shall be credited to or charged against that Separate Account's assets and none of the assets held in a Separate Account will be charged as chargeable with liabilities arising out of any other business of the Carrier or used for purposes unrelated to the terms and provisions of that Separate Account. On or before the date of this memorandum, Carrier has provided a letter from its counsel addressed to Policyholder on these issues.
Underwriting
Based on the census in the November 11, 1998 illustrations, current participants who are domestic actives and retirees will be covered under Carrier's Guaranteed Issue program for the plan benefit and cost recovery amounts in effect on the date the Policy is issued.
Future new participants will be subject to the following “Active at Work” criteria:

not been absent from work due to illness or medical treatment for a period of more than 5 consecutive days in the last 3 months; and

are actively at work, full time performing all duties of regular occupation, at customary place of employment.
The guaranteed issue limit upon entry into the plan by new participants will be $2 million. Based on the current plan design, death benefits under the Policy may be increased without additional underwriting:

by reason of promotional increases verified by P&G, and

by up to 15% per year (with any unused portion of such increment rolling forward for five years on a cumulative basis) to reflect compensation (salary and bonus) increases, subject to a lifetime guaranteed issue limit of $5,000,000 per life, which limit will be reviewed at least every five years and

(absent retention, reinsurance or adverse selection constraints) adjusted to accommodate anticipated plan benefit and cost recovery amounts. Amounts in excess of the guaranteed issue limits will, at Carrier's request, be subject to underwriting.
Carrier will not deny claims by reason of the suicide exclusion provision of the Policy. Carrier acknowledges, accepts and agrees to be bound by consents to insurance, beneficiary designations and assignments in effect under P&G's executive life insurance program.
Cost of Term Insurance Charges
The Cost of Term Insurance charges (“COI”) for the current active population and new entrants (meeting the “active at work” requirements) will be based on 90% of Carrier's current Corporate Universal Life Guaranteed Issue, Sex Distinct, Unismoker rates. The current retirees will have rates equal to 120% of Carrier's Corporate Universal Life Guaranteed Issue, Sex Distinct, Unismoker rates.
P & G will have COI rates equal to the foregoing unless Carrier's Corporate Universal Life Guaranteed Issue, Sex Distinct, Unismoker rates are increased to the maximum rates of 1980 CSO table (Table A for males and Table G for females). Only at that time will the rates under this Policy for actives and new entrants be increased to up to 100% of Corporate Universal Life Guaranteed Issue, Sex Distinct, Unismoker rates, with a corresponding change in the COI for current retirees. Any future changes in COI rates will be determined based on changes in Corporate Universal Life Guaranteed Issue Rates. Metropolitan shall inform the Policyholder in writing at least 60 days in advance of any changes in such rates.
The Guaranteed Issue, Sex Distinct COI rates are the rates that Metropolitan charges in Individual Executive Pooled Policies which are selected by the Guaranteed Issue Underwriting procedure and are filed with the state Insurance Departments. The Corporate Universal Life Product is one of those policies included in this pool. Any changes in these rates are required to be filed with the state Insurance Departments and must be justifiable in terms of experience of the Guaranteed Issue mortality pool. Therefore, the insured employees of this Policy join the mortality pool which is the aggregate of all insured executives who are selected by the Guaranteed Issue Underwriting procedure. The future determination of the COI of this pool is by the mortality experience of the pool in total and is not by the mortality experience of each case or a subgroup of insured lives of the pool. Any changes in these rates must apply to all policies which are charged the Guaranteed Issue COI rates, including the Policy.
Upon reasonable notice from Policyholder, Metropolitan will develop COI charges, retention and retrospective deductions based on the demographics of insured lives in the plan at that time.
The guaranteed maximum COI will never exceed those based on the 1980 CSO Table (Table A for males and Table G for females).
Enhanced Policy Administration
At Policyholder's request, Carrier will provide enhanced administrative services with respect to the Policy. Such services will include:

A.	Program Analysis

1.	Prepare feasibility studies and recommendations of various funding level alternatives.

2.	Provide financial analysis of the program.

B.	Program Establishment

1.	Provide specimen documents to and reviewing specimen documents with Policyholder's legal counsel and auditors.
2.	Prepare financial projections and, where applicable, proxy statement text with respect to the program.

3.	Coordinate and establish program implementation and administration, and set up records and other systems for the program.

4.	Process section 1035 exchange.

C.	Program Documentation. Provide program documentation, including:

1.	Program explanation (including original assumptions).

2.	Insurance schedule.

3.	Funding assumptions and corporate composite projections.

4.	Participant census.

5.	Individual participant information.

6.	Definition of Payment procedures.

a.	Premiums

b.	Death benefits.

c.	Withdrawals/surrenders.

d.	Loans

D.	Program Servicing

1.	Provide periodic reports on program and policy financial status.

2.	Provide information for possible program modifications.

3.	Provide ongoing program coordination.

4.	Compile updated program data with assistance from Policyholder.

a.	New participants

b.	Terminations

c.	Retirees

d.	Deaths

5.	Determine current and ongoing funding requirements.

6.	Assist with enrollment of new participants.

7.	Prepare detailed annual reviews of program experience to include:

a.	Corporate composite projections

b.	Program participant census including insurance amount

8.	Compile composite billing for program.

9.
Timely provide assistance to accountants and auditors for reporting program transactions on financial statements and/or tax return and other reports or analyses as reasonably required from time to time by Policyholder.

10.	Advise the Policyholder of transactions necessary or desirable to meet program goals and commitments.

11.	Execute quarterly social security sweeps.

12.	Annually determine and provide to Policyholder the amount of imputed taxable income for each participant.

13.	Conduct annual performance review.

E.	Performance Criteria

Carrier's enhanced policy administration will be subject to performance criteria mutually agreed by Carrier and Policyholder from time to time.

F.	Termination of Enhanced Policy Administration.

Policyholder may terminate Carrier's enhanced policy administration at any time on written notice.
Policy Expenses

Front End Load Charges

1.	State Premium Tax - state premium tax will be handled as a pass-through. Taxes will be assessed based upon the Insureds' state of residence as of the date of issue of the Policy.

2.	Policy DAC Tax -1.20%

3.	Other Charge - if enhanced policy administration is in effect, a one time set-up charge of $100,000 in the aggregate for all Policies in the program, in the first policy year.

Mortality and Expense (M&E) Charge

The M&E risk charge is assessed against the average monthly value of the total policy cash value in all separate accounts and is deducted monthly. The following M&E risk charge is based upon a 4-tier sliding scale and applies for any period when enhanced policy administration is in effect:

First $50 million	0.250%
Next $200 million	0.150%
Next $250 million	0.125%
Over $500 million	0.100%

Under the foregoing schedule, Carrier will not take into consideration the combined assets in both policies (VEBA Plan and the Split Dollar Plan) for purposes of calculating the monthly M&E expenses for this Policy. Carrier would, however, take the assets under this Policy into consideration when determining the M&E under the VEBA policy.

For any period when enhanced policy administration is not in effect, the M&E risk charge is as follows:

First $250 million	0.175%
Next $500 million	0.150%
Next $250 million	0.125%
Over $1000 million	0.100%

Under this schedule, Carrier will take into consideration the combined assets on both policies (VEBA Plan and the Split Dollar Plan) in calculating the monthly M&E risk charge for both policies.

Investment Management Fees

Investment management fees for each separate account are assessed against the average monthly value of the policy cash value in a separate account. In calculating the monthly fee per separate account Carrier will take into consideration the combined assets in both policies (VEBA Plan and the Split Dollar Plan) which are invested in the same separate account(s). The investment management fees for the current commingled separate accounts can be found in the Offering Memorandum.

Custody and Securities Accounting/Valuation

There are no separate charges for these functions for the commingled separate accounts. However, there are pass through charges for these functions for single customer accounts.

Policy Administration Charge

Currently, and as illustrated, the Policy Administration Charge is a per insured life charge of $5.00 per month in all policy years. The current charge may be reduced by the Carrier from time to time, and reductions in the Carrier's costs incurred to service the Policy will be commensurately reflected in the current charge. The guaranteed maximum monthly charge for administration is $5.00 per insured.

Changes in Pricing for Other Than the Cost of Insurance Charges
Carrier will not change the charges or fees related to factors under its control. Changes based on external factors may be reflected in the Policy.
For purposes of this paragraph, Carrier's profit goals and the contribution of Specialized Benefit Resources organization to overhead are not external factors. The external factors that may be reflected include (i) Federal and State legislation and state insurance statutory and regulatory changes, and (ii) after the first three policy years, increase in investment management, custody and securities accounting/valuation charges pertaining to P&G single-customer accounts by the providers of these services.
Any increase in price due to external factors will be documented and the price increase, if appropriate, will be only to recover the increased cost of the Carrier. With respect to any increase in charges pursuant to this section, P&G may audit the relevant records of Metropolitan pursuant to an appropriate nondisclosure document.
Governing Law
The validity, construction, interpretation, and effect of this memorandum of understanding and the Policy shall be governed by the laws of the state of Ohio, without regard to Ohio's choice of law rules.
Changes to this Memorandum
Except with respect to changes mandated by state and federal law and as otherwise specifically provided in this Memorandum or the Policy, this Memorandum may be changed only by mutual agreement among the affected parties.

Notices
Unless and until the parties give written notice otherwise, whenever this Memorandum provides for notices or consents in writing to be given by one of the parties hereto to the other, such notices or consent will be given when addressed and delivered to the following or their successors:

(1)	The Procter & Gamble Company	(2)	Metropolitan Life Insurance Co.
	Global Pensions		Specialized Benefit Resources
	Two Procter & Gamble Plaza		485B Route One South, Suite 420
	Cincinnati, Ohio 45202-3315		Iselin, New Jersey 08830
	Attn: [name]		Attn: [name]
All such notices or consents must be sent by U.S. Certified Mail, Return Receipt Requested.

Agreed:

THE PROCTER & GAMBLE COMPANY			METROPOLITAN LIFE
INSURANCE COMPANY

By:	/s/ C. S. Clark	By:	/s/ John J. Ryan

	Group Manager Global Pensions		Vice President

	(Title)		(Title)

	C. S. Clark		John J. Ryan

	(Print or Type Name)		(Print or Type Name)

	Dec. 30, 1997		Dec. 30, 1997

	(Date)		(Date)

AMENDMENT TO MEMORANDUM OF UNDERSTANDING

Any references to the Cost of Tenn Insurance charges in the Memorandum of Understanding dated December 30, 1997 should be amended to read Carrier's current Corporate Universal Life
Guaranteed Issue, Unisex, Unismoke rates.
Agreed:

THE PROCTER & GAMBLE COMPANY         METROPOLITAN LIFE
INSURANCE COMPANY

March 30, 1998

AMENDMENT TO MEMORANDUM OF UNDERSTANDING

The following amends the Memorandum of Understanding between The Procter & Gamble Company as policyholder (“Policyholder”) and Metropolitan Life Insurance Company (“Carrier”) dated December 30, 1997, as amended March 30, 1998.

All defined terms in this Amendment have the same meaning as in the Memorandum of Understanding.

Underwriting - this section is removed in its entirety from the Memorandum of Understanding and is substituted as follows:

New Participants
New participants eligible for insurance on or after January 1, 2009 (“New Participants”) will be covered under Group Policy 191526-G (the “New Policy”). New Participants will be subject to the following “Active at Work” criteria:

•	not been absent from work due to illness or medical treatment for a period of more than 5 consecutive days in the last 3 months; and

•	are actively at work, full time performing all duties of regular occupation, at customary place of employment.

The guaranteed issue limit upon entry into the plan by New Participants will be $2 million of Specified Face Amount.

Increases in Specified Face Amounts
Based upon current plan design and consistent with our underwriting criteria since 2002, the Specified Face Amounts may be increased without additional underwriting:

•	For Active Employees, by up to 25% per year (any unused portion will not be cumulative) to reflect compensation increases, promotional increases and corporate cost recovery amounts.

•	For Retired Employees, by up to 25% per year (any unused portion will not be cumulative) to reflect corporate cost recovery amounts.

•	For Active and Retired Employees whose compensation is not denominated in U.S. dollar, the Specified Face Amounts may be adjusted to reflect the foreign exchange rate of their home currency.

Increases in Specified Face Amount issued on a Guaranteed Issue basis will be allowed up to maximum total coverage of $5,000,000. For Active Employees, these Guaranteed Issue increases will be applicable so long as the insured meets the “Active at Work” criteria described under New Participants and is still eligible for the plan and the plan is still in effect. For Retired Employees, these Guaranteed Issue increases will be applicable if the insured is still eligible for the plan and the plan is still in effect. For the Retired Employees, these Guaranteed Issue increases are not subject to the “Active at Work” criteria described under New Participants.

Annual increases in excess of 25% will require documentation explaining the reason for the increase, in a letter endorsed by a representative of the company who has been designated by a Procter & Gamble Company Officer as an authorized signor for such purposes, for review and consideration by MetLife's underwriters and may require supporting evidence of insurability. These types of increases are subject to the Carrier's current underwriting requirements. In no instance may the total coverage in force exceed $5,000,000.

Carrier will not deny claims by reason of suicide exclusion provision of the Policy. Carrier acknowledges, accepts and agrees to be bound by consents to insurance, beneficiary designations and assignments in effect under Policyholders executive life insurance program.

2. Cost of Term Insurance
The Cost of Term Insurance charges (“COI”) for all participants under the New Policy (meeting the “Active at Work” requirements) will be based on 100% of Carrier's current Corporate Universal Life Guaranteed Issue, Unisex, Unismoke rates. The guaranteed maximum COI under the New Policy will never exceed those based on the

2001 CSO (60) Composite U ALB Table.

THE PROCTER & GAMBLE COMPANY             METROPOLITAN LIFE
INSURANCE COMPANY

2009 Policy

Policyholder: The Procter & Gamble Company
Group Policy No: 191526-G
Date of Issue: January 30, 2009

In consideration of the application of the Policyholder and the payment of contributions as provided herein,

Metlife
Metropolitan Life Insurance Company
New York, New York 10166
(Herein called MetLife)

certifies that the benefits as described herein are provided under and subject to the terms and provisions of this Policy. The Schedule of Exhibits sets forth each Exhibit, which is to be attached to and made a part of this Policy.

/s/Gwenn L. Carr                /s/Robert Henrikson
Vice-President and Secretary             President and Chief Executive Officer

Flexible Premium Group Variable Life Insurance Policy
NON-DIVIDEND PAYING
THE BENEFITS IN THIS POLICY ARE ON A VARIABLE BASIS.
THE AMOUNT OR DURATION OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE UNDER SPECIFIED CONDITIONS.
CASH VALUES MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THE SEPARATE ACCOUNTS.
THE DEATH BENEFIT APPLICABLE TO EACH EMPLOYEE COVERED HEREIN MAY BE DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 12 OF THIS POLICY.

Section 1. DEFINITIONS
Section 2. ELIGIBILITY AND EFFECTIVE DATES OF INSURANCE
A. ELIGIBILITY FOR INSURANCE
B. EFFECTIVE DATES OF INSURANCE

Section 3. PLAN DEDUCTIONS
Section 4. INVESTMENT MANAGEMENT FEES
Section 5. MORTALITY AND EXPENSE RISK CHARGE
Section 6. COST OF TERM INSURANCE
Section 7. RETROSPECTIVE DEDUCTIONS
Section 8. CONTRIBUTION PAYMENTS
Section 9. FAILURE OF THE POLICYHOLDER TO MAKE CONTRIBUTION PAYMENTS
Section 10. FIXED ACCOUNT
A. VALUE
B. INTEREST RATE
Section 11. SEPARATE ACCOUNTS
A. DESCRIPTION
B. VALUE
Section 12. RIGHT TO CHANGE ALLOCATION
Section 13. DEATH BENEFIT
A. DESCRIPTION
B. MINIMUM DEATH BENEFIT
Section 14. PAYMENTS DURING AN EMPLOYEE'S LIFETIME
A. MATURITY DATE
B. PARTIAL CASH WITHDRAWAL
C. LOAN
D. LOAN REPAYMENT
E. EFFECT OF A LOAN ON THE CASH SURRENDER VALUE
F. DEFERMENT
G. RESTRICTIONS ON ACCOUNT REDUCTIONS
Section 15. POLICYHOLDER'S GENERAL RIGHTS
Section 16. RECORDS TO BE MAINTAINED
Section 17. INFORMATION TO BE FURNISHED
Section 18. ENTIRE CONTRACT
Section 19. INCONTESTABILITY; STATEMENTS
Section 20. MISSTATEMENT OF AGE

Section 21. CHANGES IN THE POLICY
Section 22. CHANGES IN POLICY COST FACTORS
Section 23. REPORTS
Section 24. RIGHT TO CHANGE THIS POLICY
Section 25. TERMINATION OF AN EMPLOYEE'S COVERAGE
Section 26. DISCONTINUANCE OF THE POLICY
Section 27. ADDITIONAL PROVISIONS
SCHEDULE OF EXHIBITS

Section 1. DEFINITIONS
1. "Policyholder" is as shown on the first page of this Group Policy.
2. "Employer" is as shown in the Policy Rider attached.
3. "This Plan" means the group insurance plan for insured Employees of the Employer under this
Group Policy.
4. "Employee" means a person who is in a class designated as eligible for insurance as described in the Policy Rider attached to this Group Policy as a part hereof.

5. "Specified Face Amount of Insurance" for each Employee is the amount of insurance as filed with the records for the insurance provided under this Group Policy.

6. "Anniversary Date" is the date indicated in the Policy Rider attached.
7. "Monthly Date" means a monthly anniversary date of the Anniversary Date.
8. "Net Contribution" means the contribution received by MetLife on behalf of Employees who are covered under This Plan minus any Front End Load Charge indicated in the Policy Rider attached. The Net Contribution is allocated by the Policyholder to either the Fixed Account, the Separate Account(s), or a combination thereof.
9. "Fixed Account" is the account under this Group Policy to which MetLife will add the payments that the Policyholder allocates thereto. The Fixed Account is part of MetLife's general account.
10. "Separate Account(s)" as described in the Exhibits attached are the investment account(s)
under this Group Policy to which MetLife will add the payments that the Policyholder allocates thereto.
11. "Variable Account" is the account under this Group Policy that consists of the Separate
Account(s) that are described in the Exhibits attached.
12. "Policy Loan Account" is the account to which MetLife will transfer the amount of any policy loan from the Fixed Account and any Separate Account(s).
13. "Business Day" means a day on which both the New York Stock Exchange and MetLife's
Home Office are open for business.
14. "Plan Year" means a period from one Anniversary Date to the following Anniversary Date.
15. "Policy Cash Value" is the sum of: (a) the total cash value in the Fixed Account; (b) the total cash value in the Variable Account; and the total cash value in the Policy Loan Account.
16. "Cash Surrender Value" is the Policy Cash Value, less any Loan and Loan Interest.
17. "Loan and Loan Interest" means the total amount of money borrowed by the Policyholder and the interest due on that borrowed amount.
18. "Account Value" means the part of the Policy Cash Value applicable to an Employee.
19. "Loan Amount" means the part of the Loan and Loan Interest applicable to an Employee.
20. "Cash Amount" means the part of a Cash Withdrawal applicable to an Employee.
21. "Cash Withdrawal" means a full or partial withdrawal of the Cash Surrender Value by the Policyholder.

Section 2. ELIGIBILITY AND EFFECTIVE DATES OF INSURANCE
A. ELIGIBILITY FOR INSURANCE
Each Employee will be eligible for insurance in accordance with the requirements of the
Employer. In no event will any Employee become eligible for insurance prior to the Date of
Issue.
B. EFFECTIVE DATES OF INSURANCE
Active Work Requirement
The Employee must be Actively at Work in the employ of the Employer in order for the insurance to be effective.
"Actively at Work" means that the Employee is actively at work and physically able to perform all the duties of his occupation.
MetLife reserves the right to change this provision by giving written notice of such change to the Policyholder at least 31 days prior to the date such change is to become effective.
If retirees of an Employer are insured under this Group Policy, the above active work requirement will not apply to such retirees.
Once a year on the Anniversary Date, the Policyholder may add additional Employees to This
Plan. These employees must be Actively at Work on such Anniversary Date.
Section 3. PLAN DEDUCTIONS
Plan Deductions are made from each Employee's Account Value for:
the Investment Management Fees, if applicable (see Investment Management Fees below);
the Mortality and Expense Risk Charge, if applicable (see Mortality and Expense Risk
Charge below);
the Administration Charge indicated in the Policy Rider attached;
the Cost of Term Insurance for each Employee (See Cost of Term Insurance below); and
the Retrospective Deduction (See Retrospective Deductions below); for the insurance applicable to each of the Employees insured under This Plan.
The Plan Deductions stated above will be charged proportionately to the Fixed Account and/or the
Separate Account(s) in which the Policyholder participates. Plan Deductions are made periodically. The Mode of Plan Deduction indicated in the Policy Rider attached will be used.

Section 4. INVESTMENT MANAGEMENT FEES
If the Policyholder participates in one or more Separate Accounts an Investment Management Fee will be charged based upon the Policyholder's participation in the particular Separate Account(s).
The Investment Management Fees are indicated in the Policy Rider attached.
This fee will be deducted periodically by canceling investment units from the Separate Account(s)
in which the Policyholder participates. The Mode of Plan Deduction indicated in the Policy Rider attached will be used.

Section 5. MORTALITY AND EXPENSE RISK CHARGE

If the Policyholder participates in one or more Separate Accounts the Mortality and Expense Risk
Charge will be charged based upon the gross asset value of the Separate Account(s) in which the
Policyholder participates. The Mortality and Expense Risk Charge are indicated in the Policy Rider attached.
This charge will be deducted periodically by canceling investment units from the Separate
Account(s) in which the Policyholder participates. The Mode of Plan Deduction indicated in the
Policy Rider attached will be used.

Section 6. COST OF TERM INSURANCE

The Cost of Term Insurance on the life of an Employee is equal to the term insurance rate multiplied by each $1,000 of the amount of term insurance for which the Employee is insured.
Term insurance rates will be set by MetLife from time to time based on the Employee's age. The
Table of Guaranteed Maximum Rates are shown below. The rates charged will never be more than the maximum rates listed in such Table.

Section 7. RETROSPECTIVE DEDUCTIONS

If the Plan Deductions for the Cost of Term Insurance for each Employee during a Plan Year, are less than the Charges applicable for that time period, a Retrospective Deduction will be made. The
Retrospective Deduction will not be more than the Retrospective Deduction Percentage indicated
in the Policy Rider attached multiplied by the Cost of Term Insurance. Charges will be determined by Metropolitan and will include items such as claims paid from Metropolitan's funds (including interest thereon), open and unreported claim reserves, approved claim reserves, taxes, pooling, expenses, cash flow and risk charges.

Section 8. CONTRIBUTION PAYMENTS

Planned Contributions as shown in the Policy Rider attached will be payable to MetLife, according to a mode of contribution payments that has been selected by the Policyholder.
The amount of the Planned Contributions may be changed by the Policyholder from time to time.
The Policyholder may skip Planned Contribution payments or change their frequency and amount if the Cash Surrender Value is large enough to pay the next Plan Deduction due.

LIMITS

The Policyholder's first contribution may not be less than the Planned Contribution.
Any contribution that is not a Planned Contribution is an Unplanned Contribution. Unplanned
Contributions by the Policyholder cannot be less than the Minimum Unplanned Contribution indicated in the Policy Rider attached.
MetLife reserves the right not to accept an Unplanned Contribution to the Fixed Account for up to 6
months from the date a partial Cash Withdrawal is paid from the Fixed Account to the Policyholder;
however MetLife will accept an Unplanned Contribution if such Contribution is needed to keep the insurance coverage in force. See the Partial Cash Withdrawal provision.

Section 9. FAILURE OF THE POLICYHOLDER TO MAKE CONTRIBUTION PAYMENTS
If an Employee's Account Value reduced by any Loan Amount is less than the Plan Deduction due for that Employee, there will be a grace period of 60 days after such date to pay an amount that will cover the Plan Deduction due for that Employee. MetLife will send the Policyholder a notice at the start of the grace period.
If MetLife does not receive a sufficient amount by the end of the grace period, the insurance applicable to such Employee will terminate. If such Employee dies during the grace period,
MetLife will pay the Death Benefit applicable to such Employee minus (i) the Loan Amount for such
Employee and (ii) the due and unpaid Plan Deduction applicable to such Employee.
If the Cash Surrender Value is less than the Plan Deduction due, there will be a grace period of 60 days after such date to pay an amount that will cover the Plan Deduction due. MetLife will send the Policyholder a notice at the start of the grace period.
If MetLife does not receive a sufficient amount by the end of the grace period, MetLife may discontinue this Group Policy on or after the last day of the grace period. (See the Discontinuance of the Policy provision.) If an insured Employee dies during the grace period, MetLife will pay the
Death Benefit minus (i) the Loan Amount for such Employee and (ii) the due and unpaid Plan
Deduction applicable to all Employees.

Section 10. FIXED ACCOUNT
A. VALUE
On the Date of Issue the cash value in the Fixed Account applicable to an Employee covered under This Plan is equal to:
1. The portion of the Net Contributions applicable to such Employee which have been paid by the Policyholder and allocated to the Fixed Account;
MINUS
2. The portion of the Plan Deduction applicable to such Employee charged to the Fixed
Account on the Date of Issue.
The cash value in the Fixed Account applicable to an Employee covered under This Plan on any day after the Date of Issue is equal to:
1. The portion of the cash value in the Fixed Account applicable to such Employee on the preceding day, with interest on such value at the currently applicable rates;
PLUS
2. Any portion of the Net Contributions applicable to such Employee paid and allocated to the
Fixed Account on that day;
PLUS

3. Any amounts applicable to such Employee transferred by the Policyholder from the
Variable Account to the Fixed Account on that day;
PLUS
4. Any loan repayments applicable to such Employee allocated by the Policyholder to the
Fixed Account on that day;
PLUS
5. That portion of any interest credited on outstanding loans taken by the Policyholder applicable to such Employee which is allocated to the Fixed Account on that day;
MINUS
6. Any amounts applicable to such Employee transferred by the Policyholder from the Fixed
Account to the Variable Account on that day;
MINUS
7. Any Cash Withdrawals applicable to such Employee made by the Policyholder from the
Fixed Account on that day;
MINUS
8. Any amounts applicable to such Employee transferred from the Fixed Account to the
Policy Loan Account on that day;
MINUS
9. Any Plan Deductions applicable to such Employee which are charged to the Fixed
Account on that day.
The cash value in the Fixed Account is equal to the sum of the cash values in the Fixed
Account applicable to each Employee covered under This Plan Minus any Death Benefits paid to the Policyholder (see the Death Benefit provision).
B. INTEREST RATE
The Guaranteed Interest Rate for the Fixed Account is at the effective rate of 3% a year.
Interest will be credited to the Fixed Account in the manner and at the rates MetLife sets from time to time. Any rates MetLife sets will never be less than the Guaranteed Interest Rate.
Section 11. SEPARATE ACCOUNTS
A. DESCRIPTION
Separate Accounts are investment accounts established and maintained by MetLife, separate from MetLife's general account and other separate investment accounts.
MetLife owns the assets in the Separate Accounts. Assets equal to the reserves and other liabilities of the Separate Accounts will not be charged with liabilities that arise from any other business MetLife conducts. MetLife may from time to time transfer to its general account cash in excess of such reserves and liabilities.
Income and realized and unrealized gains and losses from assets in the Separate Accounts are credited to or charged against the Separate Accounts without regard to MetLife's other income, gains or losses.
The Separate Accounts may be valued at the end of each Business Day or less frequently. In any event, a valuation will be determined as described in the Exhibits attached to this Group
Policy.
The Separate Accounts available on the Date of Issue are described in the Exhibits attached as of such date. The initial Separate Account(s) selected by the Policyholder are shown in the
Policy Rider attached. MetLife may from time to time make other Separate Accounts available to the Policyholder. MetLife will provide the Policyholder with written notice of all material details including investment objectives and all charges.
Each Separate Account is established and maintained pursuant to the Insurance Law of the
State of New York.

B. VALUE
The total cash value in the Variable Account is equal to the sum of the Policyholder's Cash
Value in each of the Separate Accounts.
The Policyholder's Cash Value in a Separate Account will be determined by multiplying the number of units owned by the Policyholder in such Separate Account by the unit value of such
Separate Account. The unit value of the Separate Account is determined as described in the
Exhibits attached to this Group Policy.
Section 12. RIGHT TO CHANGE ALLOCATION
The Policyholder can change the allocation of future Net Contributions among the Fixed
Account and/or Separate Account(s). The Policyholder must allocate a minimum amount of
Net Contributions to each alternative chosen. Such minimum amount is on file with the records for the insurance provided under this Group Policy. Percentages must be in whole numbers. For example, 33 1/3% may not be chosen. The Policyholder must notify MetLife in writing of a change in the allocation percentages. The change will take effect on the date
MetLife receives written notice from the Policyholder at MetLife's Home Office or
Administrative Office.
The Policyholder may also change the allocation of the Policy Cash Value. To do this, the
Policyholder may transfer amounts among the Fixed Account and/or the Separate Account(s)
up to four times in a Plan Year without paying a transfer fee. Any additional transfer will be subject to the Transfer Charge indicated in the Policy Rider attached.
Transfers must be in either dollar amounts or a percentage in whole numbers. The minimum amount that may be transferred is the amount indicated in the Policy Rider attached or, if less, the Cash Value in a Separate Account or the Cash Value in the Fixed Account.
Transfers to or from any part of the Variable Account are subject to the following conditions:
(1) Unless MetLife agrees otherwise, no transfer will be made sooner than 10 Business
Days after the date MetLife receives the written request of transfer, or within 10 Business
Days after any prior transfer.
(2) Any transfer to or from a Separate Account is subject to any restrictions set out in the applicable Separate Account Exhibit relating to additions thereto or withdrawals there from.
(3) If in MetLife's reasonable judgment any transfer would involve the sale of Separate
Account assets for which there is no readily available market, MetLife will defer the withdrawal of all or part of the transfer amount for such period as it deems necessary.
(4) Any transfer to or from any part of the Variable Account will be made in cash.
(5) No transfer to or from any part of the Variable Account will be made on or after the
Discontinuance of the Policy. (See the Discontinuance of the Policy provision.)
Transfers may be subject to certain restrictions. (See the Restrictions on Reductions in the
Fixed Account provision .)

Section 13. DEATH BENEFIT
A. DESCRIPTION

When MetLife receives satisfactory proof that an Employee whose life is insured under the
Group Policy has died, MetLife will pay to the Policyholder:
The Death Benefit in effect on the life of such Employee at the time of death;
MINUS
The Loan Amount.
The amount of Death Benefit on the life of an Employee is the Specified Face Amount of
Insurance as filed with the records for insurance provided under this Group Policy, less any
Cash Amount taken by the Policyholder. See the Partial Cash Withdrawal provision. The
Death Benefit is composed of two parts - Term Insurance and an Account Value. The amount of Term Insurance varies depending upon the amount of the Account Value. The amount of
Term Insurance is determined by subtracting the amount of the Account Value from the amount of Death Benefit.
B. MINIMUM DEATH BENEFIT
Not withstanding any other provision of the Policy, the amount to be paid as a Death Benefit on each insured's life shall never be less than an amount which would allow the portion of the policy attributable to such insured life, and the entire Policy, to be treated as life insurance for federal income tax purposes. In no event will the Death Benefit be less than the amount calculated by multiplying the Account Value applicable to the deceased Employee by the applicable Minimum Death Benefit Factor listed in Section 28 of this Group Policy based on the deceased Employee's attained age as of the most recent Anniversary Date.
Section 14. PAYMENTS DURING AN EMPLOYEE'S LIFETIME
A. MATURITY DATE
If an Employee is alive on the Maturity Date as described in the Policy Rider attached, MetLife will pay to the Policyholder the Account Value applicable to such Employee minus any Loan
Amount.
B. PARTIAL CASH WITHDRAWAL
The Policyholder may request a partial Cash Withdrawal. Only four partial Cash Withdrawals each Plan Year may be taken without paying a fee. Any additional partial withdrawals will be subject to the Partial Cash Withdrawal Charge indicated in the Policy Rider attached. Each partial Cash Withdrawal must be at least the Minimum Partial Cash Withdrawal indicated in the Policy Rider attached. The available Cash Surrender Value will be determined as of the date MetLife receives the request. When a partial Cash Withdrawal is made, it will reduce the
Cash Surrender Value by the amount of the partial Cash Withdrawal. The withdrawal will be allocated from the Fixed Account and/or any Separate Account(s) in accordance with the
Policyholder's request. If no allocation is made, the withdrawal will be allocated proportionately from the Fixed Account and/or any Separate Account(s).
The Maximum Partial Cash Withdrawal during the first Plan Year is the Policyholder's current
Cash Surrender Value less the Plan Deduction due in the first Plan Year.
The Maximum Partial Cash Withdrawal at any time after the first Plan Year is the current Cash
Surrender Value less the Plan Deductions made for the year preceding the last Anniversary
Date.
Cash Withdrawals from the Fixed Account are subject to certain restrictions. (See the
Restrictions In The Fixed Account provision.)
The total Specified Face Amounts of Insurance on the lives of all Employees covered under
This Plan will be concurrently reduced by the total of the amounts withdrawn above, proportionately for each such Employee. However, the Policyholder may request that the partial Cash Withdrawal be made on a basis other than proportionately. MetLife will reduce the Account Values of the affected Employees in accordance with the Policyholder's request.
If the Policyholder requests that the partial Cash Withdrawal be made other than proportionately for each Employee covered under This Plan, MetLife will charge the
Policyholder an administrative fee.
C. LOAN
The Policyholder may take a loan as described below. The maximum amount available is the
Cash Surrender Value less the Plan Deductions made for the year preceding the last
Anniversary Date (except in the first Plan Year where the Plan Deductions due in the first Plan
Year will be used) and less interest on such loan to the next Plan Anniversary Date at the current loan interest rate. The loan must be for at least the Minimum Loan Amount indicated
in the Policy Rider attached.
The loan will be allocated from the Fixed Account and/or the Separate Account(s) in accordance with the Policyholder's request. If no allocation is made, the loan will be allocated proportionately from the Fixed Account and/or the Separate Account(s). Loans from the Fixed
Account are subject to certain restrictions. (See the Restrictions On Reductions in the Fixed
Accont provision.) The Policyholder may request that the loan be made on a basis other than proportionately. MetLife will reduce the Account Values of the affected Employees in accordance with the Policyholder's request. If the Policyholder requests that the loan be made other than proportionately for each Employee covered under This Plan, MetLife may charge the Policyholder an administrative fee.
Loan interest is charged at an adjustable interest rate. This rate will never be more than the maximum permitted by law and will not change more often than once a year on the
Anniversary Date.
The rate of interest MetLife sets for a Plan Year may not exceed a maximum limit which is the higher of:
(a) The Published Monthly Average for the calendar month ending 2 months before the
Anniversary Date at the beginning of the Plan Year; or
(b) The Guaranteed Interest Rate, plus 1%.
The Published Monthly Average means:
(a) Moody's Corporate Bond Yield Average-Monthly Average Corporates, as published by
Moody's Investors Service, Inc. or any successor to that service; or
(b) if that average is no longer published, a substantially similar average, established by regulation issued by the insurance supervisory official of the state in which the Group
Policy is delivered.
If the Published Monthly Average rate is erroneously reported, the corrected rate will be used.
If the maximum limit for a Plan Year is at least 112% higher than the rate set for the previous Plan Year, MetLife may increase the rate to no more than that limit. If the maximum limit for a Plan Year is at least 1/2% lower than the rate set for the previous Plan
Year, MetLife will reduce the rate to at least that limit.
When a loan is made, the Policyholder will be informed of the initial rate applicable to that loan. Advance notice will be given to the Policyholder if there is to be an increase in the rate applicable to an existing loan.
Loan interest is due on each Anniversary Date. Interest not paid when due will be deducted proportionately from the Cash Surrender Value in the Fixed Account and/or the
Separate Account(s) and will be transferred to the Policy Loan Account. The amount transferred will be treated as an increase to the loan and will be subject to applicable interest rates.
D. LOAN REPAYMENT
The Policyholder may repay all or part (but not less than the Minimum Loan Repayment indicated in the Policy Rider attached) of a loan while the insurance is in force. MetLife must be notified if the payment is intended as a loan repayment. Otherwise, it will be treated as a
Contribution. Loan repayments on loans made on a proportionate basis will be allocated in the same manner as Net Contributions. Loan repayments on loans made on other than a proportionate basis will be allocated as directed by the Policyholder.
Failure to repay a loan or to pay loan interest will not result in Discontinuance Of The Policy unless the Cash Surrender Value is less than the Plan Deduction due. In that case, the provisions in Failure Of The Policyholder To Make Contribution Payments will apply.
If a loan amount is deducted from the Fixed and Separate Accounts applicable to a specific
Employee, failure to repay the loan or loan interest will not result in the termination of such
Employee's coverage unless the Cash Surrender Value applicable to such Employee is less than the Plan Deduction due for that Employee.
E. EFFECT OF A LOAN ON THE CASH SURRENDER VALUE
When the Policyholder takes a loan, the Cash Surrender Value in the Separate Account(s)
equal to the portion of the policy loan allocated to such Separate Account(s), will be transferred to the Policy Loan Account. The Cash Surrender Value in the Fixed Account equal to the portion of the policy loan allocated to that Account will also be transferred to the Policy
Loan Account. A proportionate amount of the loan will be applicable to the Fixed and
Separate of each Employee who is covered under This Plan. If a loan amount is deducted from the Fixed and Separate Accounts of a specific Employee, the amount of the policy loan applicable to such Employee will be transferred to the Policy Loan Account of that Employee.
Amounts in the Policy Loan Account will be credited with interest at the rate MetLife sets.
That rate will be based on the rate charged on policy loans, less expenses for such loans, but will never be less than the Guaranteed Interest Rate for the Fixed Account. Interest credited to amounts in the Policy Loan Account will be allocated at least once a year among the Fixed
Account and the Separate Account(s) in the same proportions as Net Contributions are then being allocated.
F. DEFERMENT
MetLife reserves the right to defer calculation and payment in the following circumstances:
1. If insurance is in force with a portion of the Cash Surrender Value in a Separate Account, it will generally not be practical to determine the investment experience of such Separate
Account during any period when the New York Stock Exchange is closed for trading, or when the Securities and Exchange Commission restricts trading or determines that an emergency exists. In such a case and with respect to such Separate Account, MetLife reserves the right to defer: (a) a change in the allocation among the Separate Accounts;
and (b) payment of (i) a Cash Withdrawal, (ii) policy loans and (iii) the Death Benefit.
2. If insurance is in force with a portion of the Cash Surrender Value in the Fixed Account,
MetLife may defer paying a Cash Withdrawal from the Fixed Account for up to 6 months from the date MetLife receives a request for payment. If MetLife delays payment for 30 days or more, interest will be paid at a rate not less than 3% a year.
3. MetLife may delay making a loan from the Fixed Account for up to 6 months from the date a loan is requested.
G. RESTRICTIONS ON ACCOUNT REDUCTIONS
The maximum reduction in the portion of the Policy Cash Value in the Fixed Account due to any combination of loans, cash withdrawals or transfers by the Policyholder during a Plan
Year is limited to the Maximum Fixed Account Reduction Percentage indicated in the Policy
Rider multiplied by the Policy Cash Value in the Fixed Account at the beginning of such period; however, a different maximum fixed account reduction percentage may be used if agreed upon by MetLife and the Policyholder.
Section 15. POLICYHOLDER'S GENERAL RIGHTS
These are the Policyholder's general rights with respect to coverage on Employees' lives under the
Group Policy, subject to the provisions of this Group Policy:
(a) Right to discontinue coverage;
(b) Right to make Cash Withdrawals;
(c) Right to obtain loans;
(d) Right to pay contributions;
(e) Right to select and to change the allocation of Net Contributions and to transfer the Policy
Cash Value between the Fixed Account and the Variable Account.
Section 16. RECORDS TO BE MAINTAINED
Records which relate to the insurance under this Policy will be maintained. Such records will include at least the following:
(a) The names and ages of all Employees who are insured.
(b) The amount of insurance in force on each Employee.
(c) The effective date of each Employee's insurance.
(d) The effective date of any change in an amount of an Employee's insurance.
(e) The Policyholder's allocation of Net Contributions.
Such records will be maintained by MetLife; the records may, with the consent of MetLife, be maintained by the Policyholder.
Section 17. INFORMATION TO BE FURNISHED
The Policyholder will furnish to MetLife all of the information which MetLife may reasonably require with regard to the matters which relate to the insurance. The Policyholder will allow MetLife to inspect all documents, books and records of the Policyholder which relate to the insurance or to the contributions.
Section 18. ENTIRE CONTRACT
This Policy including all Policy Riders and Exhibits attached hereto, and the application of the
Policyholder constitute the entire contract between the parties. A copy of the application is attached to this Policy.
Section 19. INCONTESTABILITY; STATEMENTS
Any statement made by the Policyholder or by an Employee will be deemed a representation and not a warranty. No such statement will avoid the insurance or reduce the benefits under this Policy or be used in defense to a claim under this Policy unless it is contained in a written application. No such statement of the Policyholder will be used at all after two years from the Date of Issue.
No such statement made by an Employee which relates to insurability will be used in contesting the validity of the insurance with respect to which such statement was made or to reduce the benefits unless the conditions listed in items (1) and (2) below have been met:
(1) The statement must be contained in a written application which has been signed by the
Employee.

(2) A copy of the application has been furnished to the Employee or to the Policyholder.
No such statement of the Employee will be used at all after such insurance has been in force prior to the contest for a period of two years during the lifetime of the person to whom the statement applies.
Section 20. MISSTATEMENT OF AGE
In the case of the misstatement of the age of an Employee, an adjustment of the Death Benefit will be made, if appropriate. The adjusted Death Benefit will be that which the Plan Deductions paid would have provided at the correct age.
Section 21. CHANGES IN THE POLICY
No change in this Policy will be valid unless it is approved by an authorized officer of MetLife.
Each such change must be evidenced by an amendment signed by both the Policyholder and by
MetLife or by an endorsement signed by MetLife.
No agent may make a change in this Policy or waive any of its provisions.
Section 22. CHANGES IN POLICY COST FACTORS
Policy cost factors are interest rates, cost of term insurance rates, expense charges and administrative charges. Changes in policy cost factors will be by class and based on changes in future expectations for such elements as investment earnings, mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which the Group Policy is delivered. Policy cost factors for in-force insurance coverage will be reviewed at least once every five years to determine whether an adjustment in policy cost factors should be made.

Section 23. REPORTS
Each year, MetLife will send the Policyholder a report showing the current death benefit, Cash
Surrender Value, and any outstanding policy loans.
It will also show the amount and type of credits to and deductions from the Cash Surrender Value during the past policy year.
The report will also include any other information required by the insurance supervisory official of the jurisdiction in which the Group Policy is delivered.
MetLife will also provide any reports required pursuant to the Federal Securities laws or any regulations thereunder.
Upon payment of a fee determined by MetLife, the Policyholder may request MetLife to prepare any special reports.
Section 24. RIGHT TO CHANGE THIS POLICY
MetLife reserves the right to make changes in this Group Policy in order to continue to qualify this coverage with respect to each Employee as life insurance under the Internal Revenue Code
Section 7702 or successor law. MetLife will give the Policyholder written notice of any such change.
MetLife also reserves the right to make certain changes if, in its judgment, they would best serve the interests of the Policyholder. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, MetLife will obtain approval of the changes from the Policyholder and the approval of any appropriate regulatory authority.
Examples of the changes MetLife may make include:
To operate the Separate Accounts in any form permitted by law.

To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.
To transfer in cash any assets in a Separate Account to another Separate Account or to one or more Separate Accounts, or to MetLife's general account; or to add, combine, or remove Separate Accounts.
To change the way MetLife assesses charges.
To make any other necessary technical changes in this Group Policy in order to conform with any action this provision permits MetLife to take.
If any of these changes result in a material change in the underlying investments of a
Separate Account, MetLife will notify the Policyholder of such change. If the Policyholder has funds allocated to that Separate Account, the Policyholder may then make a new choice of Separate Accounts.
Section 25. TERMINATION OF AN EMPLOYEE'S COVERAGE
The insurance on the life of an Employee will terminate on the earliest of these dates:
(a) The date of Discontinuance of the Policy.
(b) The date the Employee dies.
(c) The Maturity Date as described in the Policy Rider attached.
(d) The Monthly Date after the Policyholder requests to terminate the Account Value applicable to that Employee.
Section 26. DISCONTINUANCE OF THE POLICY
MetLife will have the right to discontinue this Group Policy at the end of the grace period. (See
Failure Of The Policyholder To Make Contribution Payments.) Notice, in writing, that this Policy is to be discontinued must be given to the Policyholder by MetLife. The notice must be given at least sixty days prior to the last day of the grace period.
The Policyholder will have the right to discontinue this Policy. Notice, in writing, that this Policy is to be discontinued must be given to MetLife by the Policyholder. The notice must be given at least sixty days prior to the date this Policy is to be discontinued.
If this Policy is discontinued. the Cash Surrender Value minus a pro-rata share of any Plan
Deduction which has not been made in the current Plan Year will be payable by MetLife to such
Policyholder as follows:
(a) If any of the Policy Cash Value is in a Separate Account, MetLife will pay the Cash
Surrender Value of such Account. If in MetLife's reasonable judgment any such payment would involve the sale of Separate Account assets for which there is then no readily available market, MetLife will defer all or a portion of such payment for such time as it deems necessary.
(b) If any of the Policy Cash Value is in the Fixed Account, MetLife will pay, over the
Cancellation Period indicated in the Policy Rider attached, the Cash Surrender Value divided into equal monthly installments. If the payout is delayed in excess of thirty days,
MetLife will credit interest on any unpaid balance at the Payout Interest Rate indicated in the Policy Rider attached.
The Cash Surrender Value will be determined as of the date this Policy is discontinued.
Section 27. ADDITIONAL PROVISIONS
None.